Exhibit 10.3

DATED : 27th May 2011

TXO Plc (1)

Empire Energy Corporation International (2)

Convertible Loan Agreement

Relating to a $5,000,000 USD convertible loan facility

CONTENTS
1.	DEFINITIONS AND INTERPRETATION	1
2.	THE LOANS	4
3.	PURPOSE	4
4.	DRAWDOWN	4
6.	REPAYMENT	5
7.	ILLEGALITY	5
8.	CONVERSION PROCESS	6
9.	TAX	6
10	BORROWER WARRANTIES	7
11.	REORGANISATION OF THE BORROWER	7
12.	DEALINGS WITH THE LICENCE	7
13.	DECISION MAKING BY THE LENDER	8
14.	ASSIGNMENT AND TRANSFER	8
15.	PAYMENT MECHANICS	8
16.	NOTICES	8
17.	CONFIDENTIALITY	9
17.2	PERMITTED DISCLOSURE OR USE	9
17.3	CONTINUANCE OF RESTRICTIONS	9
17.4	PRIVILEGE	11
18.	PARTIAL INVALIDITY	11
19.	REMEDIES AND WAIVERS	11
20.	AMENDMENTS AND WAIVERS	11
21.	COUNTERPARTS	11
22.	COSTS	11
23.	GOVERNING LAW	11
24.	JURISDICTION	11
Schedule 1: Details of the Borrowers		15
Schedule 2: Drawdown Request		16
Schedule 3: Conversion Notice		17
Schedule 4: Form of Notice of Exercise		18

THIS AGREEMENT is dated 27th May 2011

BETWEEN:

(1)

TXO PLC, (“TXO”) a public limited company incorporated in England and Wales whose company number is 02398784 and whose registered office is at 35 Vine Street, EC3N 2AA (the Lender); and

(2)

EMPIRE ENERGY CORPORATION INTERNATIONAL whose registered office is at 4500 College Blvd, Suite 230, Leawood, KS, USA, 66211 (the Borrower).

WHEREAS

The Lender has agreed to initially advance the Facility Amount set out opposite his name in Schedule 1 to the Borrower on the terms of this Agreement, and at the Lender’s sole discretion advance the Final Amount as set out in Schedule 1 for a 49% interest in the Licence.

IT IS AGREED AS FOLLOWS:

1.

DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement:

Accounts

the published Report and Financial Statements of the Lender for the twelve months ended 31 March 2009, including the Chairman’s Statement, Directors’ Report and other reports and reviews and notes to the accounts.

Act

The Companies Act 2006

AIM

the AIM Market, a market operated by the London Stock Exchange Plc.

Availability Period

the period from and including the date of this Agreement to and including the date falling 10 Business Days thereafter.

Business Day

a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Confidential Information

shall have the meaning ascribed to that term in clause 17.1.

Control

the acquisition of shares holding 30 per cent or more of the voting rights of the Lender.

Conversion Amount

the percentage of ownership of the Licence to be delivered to the Lender following the delivery by the Lender of a Conversion Notice in accordance with the terms of this Agreement, (amounting to 49%, subject to decrease or increase in accordance with the terms of this Agreement).

Conversion Notice

a notice substantially in the form set out in Schedule 3.

Directors

directors of the Lender from time to time appointed.

Drawdown Date

the date of which a Loan is to be made under this Agreement.

Drawdown Request

means a notice substantially in the form set out in Schedule 2.

Encumbered Interest

means the interest granted to TXO in the Licence subsequent to the Facility Amount, but prior to the Perfection Event as referred to in Schedule 1.

Facility Amount

The amount agreed to be advanced by the Borrower equal to the amount set out opposite his name in Schedule 1.

Final Amount

The amount to be provided to the Borrower by the Lender, equal to the amount set out opposite his name in Schedule 1.

Fundraising Proposals

the Lender’s current proposal to raise additional finance through a placing of new Shares with certain investors as detailed in a circular to be issued by the Lender to its members containing the notice of the EGM.

GM

the general meeting of the company to be held for the purpose of proposing, and if thought fit passing, certain resolutions including the Specific Resolutions.

Facility Amount

$100,000 USD payable upon execution of this Agreement.

Licence

means tenement exploration licence number EL14/2009 in the State of Tasmania, Australia.

Loan

means the loan made or to be made under this Agreement, or the principal amount outstanding for the time being of such loan.

Party

means a party to this Agreement.

Perfection Event

means the Lender providing the Borrower with a further $4,900,000 USD in funding to convert the secured Licence to an unencumbered ownership of the Licence.

Reorganisation Event

an event pursuant to which any person or persons obtains Control of the Borrower as a result of making a general offer to acquire the whole of the issued share capital of the Borrower which is either unconditional or is made on a condition such that if it is satisfied the person(s) making the offer will have Control of the Borrower, or through a court or regulatory approved scheme.

Repayment Date

the date falling 12 calendar months from (and including) the Drawdown Date.

Security

a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect.

Unencumbered Interest

means the interest granted to TXO in the Licence subsequent to the Perfection Event as described in Schedule 1.

Form of Interest

the conversion instrument substantially in the form set out in

Instrument

Schedule 4.

1.2

Construction

(A)

 Unless a contrary indication appears, any reference to this Agreement to:

(1)

a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or tow or more of the foregoing;

(2)

assets includes present and future properties, revenues and rights of every description.

(3)

$, dollars, or USD means the lawful currently for the time being of the United States of America;

(4)

a provision of law is reference to that provision as amended or re-enacted; and

(5)

this Agreement means this Agreement (including the Schedules) as amended or supplemented.

(B)

Section, clause and schedule headings are for ease of reference only.

(C)

References to the singular shall include references to the plural and vice versa and references to the masculine, feminine and the neuter shall include all such genders.

(D)

General words shall not be given a restrictive meaning by reason for their being preceded or followed by words indicating a particular class or examples of acts, matters or things, and the word ‘including’ shall be construed without limitation.

1.3

Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.

THE LOANS

Subject to the terms of this Agreement, the Lender shall make available to the Borrower a convertible dollar loan facility that may be drawn once only by the Borrower, in an amount equal to the Facility Amount.

3.

PURPOSE

3.1

The Lender may only apply the Loan towards working capital purposes and other purposes as determined by the Directors from time to time.

3.2

The Lender is not bound to monitor or verify the application by the Borrower of any amount advanced under this Agreement.

DRAWDOWN

4.1

Delivery of a Drawdown Request

The Borrower may draw down the Loan by delivering to the Lender a duly completed Drawdown Request not later than 12 p.m (GMT) on the last day of the Availability Period. A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

(A)

The Drawdown Request is delivered to the lender within the Availability Period;

and

(B)

the proposed Drawdown Date is a Business Day within the Availability Period,

4.2

Upon the Lender providing the Facility Amount to the Borrower must:

(A)

procure that a 49% interest in the Licence is registered in the name of the Lender within 5 (five) Business Days after the Drawdown Request is served on the Lender or within such other period of time as is agreed by the Converting Lender.

4.3

Advancing the Loans

The Lender shall be obliged to advance the Facility Amount to the Borrower immediately on receipt of the Drawdown Request, but only if on the proposed Drawdown Date the warranties to be made to the Lender in clause 10 are true and accurate in all material respects.

CONVERSION AMOUNT

5.1

Should the Lender choose to exercise its right of Conversion of the Loan to an Unencumbered interest, the Lender must, prior to the Repayment Date, give notice tot eh Borrower in substantially the same form as Schedule 4.

5.2

In consideration of the Lender agreeing (as it may or may not choose to do it at its sole discretion) to advance the Final Amount to the Borrower on the terms of this Agreement (in substantially the same form as Schedule 4), the Borrower shall do all things necessary to transfer 49% ownership of the Licence to the Lender (or such other person(s) as he may direct).

5.3

The transfer of the Licence represents an encumbered interest held by the Lender and the retention of ownership of the Licence by the Lender is contingent upon the occurrence of the Perfection Event.

REPAYMENT

6.1

Subject to the terms of this Agreement, the Borrower shall repay the Loan in full (together with any other amounts then owed by it to the Lender under this Agreement) immediately upon the Repayment Date.

6.2

The Lender may not demand repayment of his Loan pursuant to this clause 6 at any time prior to the Repayment Date

6.3

Upon the Repayment Date the Lender may, at its sole discretion, choose to exercise a right of retention of the Licence for the Final Amount (as defined by the Perfection Event) which upon payment of the Final Amount will become an unencumbered interest vested in the Lender.

6.4

Should the Lender exercise it right pursuant to Clause 6.3, then the Licence will become an unencumbered interest and the Lender will own outright, without any charge or lien whatsoever, a 49% interest in the Licence.

6.5

The Borrower will do all things necessary, including (but not limited to) granting a power of attorney to the Lender in order to perfect the Lenders 49% ownership of the Licence.

6.6

Should the Lender choose not to exercise its right in accordance with this clause then the Facility Amount will be recoverable by the Lender from the Borrower as a liquidated debt. The parties agree that a statement signed by a director of the Lender will be prima facie proof as to the repayment of the Facility Amount or otherwise.

6.7

Should the Borrower fail, for whatever reason, to transfer the 49% unencumbered interest in the Licence, the Borrower warrants that it intends the Lender to have a 49% equitable interest in the Licence and such interest includes an equitable and contractual right to 49% of all benefits that may accrue (at any time) directly or indirectly as a result of the ownership of the Licence.

ILLEGALITY

If it becomes unlawful in any relevant jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain his Loan then, the Lender may, upon notifying the Borrower, immediately terminate this Agreement and the Loan facility and the Borrower shall repay the Loan in full (together with any other amounts then owed by it under this Agreement in relation to that Loan) on the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law).

CONVERSION PROCESS

8.1

Subject to clause 6, at any time one calendar month following the Drawdown Date and up to and including the Repayment Date, the Lender (Converting Lender) may require the Borrower to register a 49% interest in the Licence in favour of the Lender will temporarily abate the Borrower’s obligation to repay the whole of the outstanding Converting Lender’s Loan (but not part thereof) by delivering to the Borrower a Conversion Notice up to the Repayment Date. This obligation to repay the Loan subsequent of the service of the Conversion notice will be held in abeyance until the Lender elects to provide the Borrower with the Final Amount in exchange for an Unencumbered Interest. Should the Lender fail to issue a notice in substantially the same form as Schedule 4, the Initial amount will be repayable by the Borrower to the Lender on the Repayment Date.

8.2

For the avoidance of doubt, the Converting Lender may only deliver one Conversion Notice to the Borrower.

8.3

Subject to clause 6, following receipt of the Conversion Notice, the Borrower must:

(A)

Deliver to the Converting Lender (or to such person(s) and in the name(s) of such persons(s) as the Converting Lender may direct) notice executed by duly authorised representatives of the Borrower notice of the registration of the Lender’s interest in the Licence and evidence of an Encumbered Interest in the licence and the Borrower shall promptly despatch free of charge to the persons entitled thereto notice for the unencumbered interest in the Licence.

8.4

The Converting Lender’s Loan shall not be discharged, and shall remain outstanding, until such time as the Converting Lender (or the person(s) to whom the Converting Lender directed ownership of the Unencumbered Licence) has been fully as having a 49% interest in the Licence after the Perfection Event.

TAX

9.1

All payments to be made by the Borrower under this Agreement shall be made free and clear of and without any deduction or withholding for or on account of tax unless it is required by law to make any such payment subject to any such deduction or withholding, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives and retains (free from any liability in respect of any such deduction or withholding) a new sum equal to the sum which he would have received and so retained had no such deduction or withholding been made or required to be made.

9.2

If the Borrower makes any payment under this Agreement subject to any such deduction or withholding, it will:

(A)

Account in full for the amount so deducted or withheld to the relevant taxation or other competent authority on or before its due date; and

(B)

Furnish to the Lender a certificate of deduction or withholding or equivalent evidence thereof.

BORROWER WARRANTIES

10.1

The Borrower hereby warrants to the Lender at the date of this Agreement that save as may be expressly disclosed in writing:

(A)

the Borrower is not engaged in any legal or arbitration proceedings which may have or have had during the twelve months preceding the date hereof a significant effect on the financial or trading position of the Borrower taken as a whole and so far as the Borrower is aware no such legal or arbitration proceedings are pending or threatened against the Borrower and there are no circumstances known to the Borrower, having made reasonable enquiry, which are likely to give rise to any such legal or arbitration proceedings;

(1)

the Accounts give a true and fair view of the state of affairs of the Borrower as at 31 March 2010 and of its results for the year ended on that date and (save as disclosed in the Accounts) have been prepared in accordance with the Act and generally accepted accounting principles consistently applied including all Statements of Accounting Practice and Financial Reporting Standards; and

(2)

there has been no material adverse change in the financial or trading position and no material depletion in the net assets of the Borrower;

(B)

save as disclosed in the Accounts there are no rights (whether conditional or otherwise) to require the issue of any shares or other securities of the Borrower outstanding and in force;

(C)

the Agreement has been duly approved by the Board of Directors of the Borrower and is a valid and binding obligation of the Borrower;

(D)

the Borrower has not taken any action nor, to the best of the knowledge, information and belief of the Borrower have any other steps been taken or legal proceedings started or threatened against the Borrower for its administration, winding up or dissolution or for it to enter into any arrangement or composition  for the benefit of creditors or for the appointment of an administrative receiver, an administrator or a receiver, trustee or similar officer of it or any of its properties, revenues or assets nor have any orders been made for any of the foregoing.

10.2

The Borrower acknowledges that the Lender is entering into this Agreement in reliance on the Warranties.

10.3

Each of the warranties set out in clause 10.1 is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the Drawdown Date and each Interest Payment Date.

REORGANISATION OF THE BORROWER

The Borrower shall give notice in writing to the Lender of a proposed Reorganisation Event at least ten (10) Business Days prior to the date on which such Reorganisation Event is to complete.

DEALINGS WITH THE LICENCE

12.1

The Borrower warrants that during the term of this Agreement and prior to receiving notice of the Lender’s decision not to issue a Conversion Notice the Borrower will not do any thing, or omit to do any thing that will impede, interfere with or otherwise adversely affect the value of the Licence, or the Lender’s interest in the Licence, without the express written permission of the Lender.

12.2

The Borrower further warrants that the Lender will have the exclusive option to purchase an interest in the Licence up to the Repayment Date and that the Borrower will not, without the express written permission of the Lender, allow any other entity to purchase any interest or prospective interest or option in the Licence.

DECISION MAKING BY THE LENDER

All matters requiring a decision by the Lender under this Agreement shall be determined by the Lender.

ASSIGNMENT AND TRANSER

14.1

Lender may assign

The Lender may assign or transfer any of its rights, benefits or obligations under this Agreement.

14.2

Borrower may not assign

The Borrower may not assign or transfer any of its rights, benefits or obligations under this Agreement in respect of the Lender or enter into any transaction or arrangement which would result in any of those rights, benefits or obligations passing to or being held in trust for or for the benefit of another person without the prior written consent of the Lender.

PAYMENT MECHANICS

15.1

Payments

All payment to be made under this Agreement by (i) the Borrower to the Lender shall be made in USD to the account specified in writing by the Lender to the Borrower and (ii) by the Lender to the Borrower shall be made in USD to the account specified in writing by the Borrower to the Lender.

15.2

Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

NOTICES

16.1

Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by e-mail, letter or by hand.

16.2

Addresses

The address and e-mail address of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(A)

In the case of the Borrower, at its registered office or sent by e-mail to: empireenergy@btinternet.com, marked for the attention of Malcolm Bendall.

(B)

In the case of the Lender:

Name: Mr Timothy Baldwin

E-mail: tim.baldwin@raminvestmentgroup.co.uk

Address: 2nd Floor Suite, 30 Clarendon Road, Watford, WD17 1JJ

Or any substitute email address or addresses as any Party may notify to the others by not less than five Business Days’ notice.

16.3

Delivery

Any communication or document made or delivered by one person to another under or in connection with this Agreement must be in English and will only be effective:

(A)

If by way of fax, when received in legible form; or

(B)

If by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, or

(C)

If delivered by hand, when it has been left at the relevant address.

(A)

Notification of address and fax number

Each Party shall promptly notify the others of any change of address or fax number.

CONFIDENTIALITY

17.1

Confidentiality

Subject to clause 17.2 and to clause 17.4, each Party:

(A)

Shall treat as strictly confidential the provisions of this Agreement and the process of its negotiation and all information about any other Party obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement (Confidential Information); and

(B)

Shall not, except with prior written consent of each other Party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

17.2 Permitted disclosure or use

Clause 17.1 shall not apply if and to the extent that the Party using or disclosing Confidential Information can demonstrate that:

(A)

Such disclosure is required by law or any regulation or is required, or required, by any supervisory, regulatory or governmental body having jurisdiction over it (including the London Stock Exchange Plc, the Financial Services Authority, the Panel on Takeovers and Mergers and the Serious Fraud Office) and whether or not the requirement or request has the force of law; or

(B)

Such disclosure is to its professional advisers or employees who may need to know, in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same or, where the disclosing party is the Lender, is of information necessarily or reasonably disclosed to any person concerned with any transaction for financing a Loan or the granting of security over the same or over the benefit of this Agreement; or

(C)

Such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by clause 14.1; or

(D)

In the case of disclosure or use, the Confidential Information concerned was lawfully in its possessions (as evidenced by written records) prior to its being obtained or received as described in clause 17.1(a); or

(E)

In the case of disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with clause 17.1(b).

17.3

Continuance of restrictions

The restrictions contained in this clause 17 shall continue without limit of time.

17.4

Privilege

Where any confidential information is also privileged, the waiver of such privilege is limited to the purposes of this Agreement and does not, and is not intended to, result in any wider waiver of the privilege. Any Party hereto in possession of any confidential information relating to any other party hereto (a privilege holder) shall take all reasonable steps to protect the privilege of the privilege holder therein and shall inform the privilege holder if any step is taken by any other person to obtain any of its privileged confidential information.

PARTIAL INVALIDITY

If at any time, any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of a Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended or waived only with the written consent of all of the Parties.

COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

COSTS

Each Party shall bear his own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

GOVERNING LAW

This Agreement is governed by and construed in accordance with, English Law.

JURISDICTION

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (Proceedings) and the parties waive any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate or inconvenient forum.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

EXECUTED as a DEED by TXO PLC	) )
acting by:	)	/s/ Tim Baldwin

Director

.................................
Director/Secretary

EXECUTED as a DEED by EMPIRE	) )
acting by:	)

/s/ Malcom Bendall
Director

..................................
Director/Secretary

SCHEDULE 1: DETAILS OF THE LENDERS

Lender	Facility Amount $	Encumbered Interest
TXO Plc 2nd Floor Suite, 30 Clarendon Road, Watford WD17 1JJ	$100,000	49%

Lender	Final Amount $	Unencumbered Interest
TXO Plc 2nd Floor Suite, 30 Clarendon Road, Watford WD17 1JJ	$4,900,000	49%

SCHEDULE 2: DRAWDOWN REQUEST

From:

Empire

To:

TXO Plc

Dated:

27th May 2011

Dear Sir

 Empire - $(100,000) Convertible Loan Agreement

Dated 27th May 2011 (Agreement)

1.

This is a Drawdown Request delivered pursuant to the Agreement.  Terms defined in the Agreement have the same meaning in this Drawdown Request unless specified otherwise.

2.

We wish to borrow a Loan on the following terms:

Proposed Drawdown Date:

27th May 2011 (or, if that is not a Business Day, the next Business Day)

Total Drawdown Amount:

 $100,000

Your Drawdown Amount:

$100,000

3.

The proceeds of this Loan should be credited to the account, details of which are set out below:

Account holder:

Empire

Account bank:

[ 80590 Barclays Premier]

Account number:

[ 80599727

]

Sort code:

[20-26-77

]

4.

This Drawdown Request is irrevocable.

Yours faithfully,

/s/ Malcom Bendall

For and on behalf of Empire

SCHEDULE 3: CONVERSION NOTICE

To:

Empire (the Borrower)

We, TXO Plc, being the Lender of a loan pursuant to a convertible USD loan agreement dated 27th May 2011 with Empire as Borrower (Agreement) hereby give notice of our desire to acquire an Encumbered Interest in the Licence, representing the Initial Amount advanced by us to the Borrower, in accordance with the terms of the Agreement.  The details are set out in the table below.

Lender	Nominee (if any)	Delivery Address	Loan Amount
TXO Plc	Empire Energy	Per Agreement	$100,000.00

We agree to accept notice of the Encumbered Interest in the Licence to be issued to us pursuant hereto. We desire such Licence to be registered in our name or such person(s) designated by us and hereby authorise the entry of our name or such person(s) by me in the register of members in respect thereof:

Attention:

[The Director

]

At:

[30 Clarendon Road, Watford WD17 155]

]

Signature(s) of recipient of the Lender

/s/ Tim Baldwin

Dated:

27th May 2011

SCHEDULE 4:

SCHEDULE

Form of Notice of Exercise

To:

The Directors

Empire

From:

TXO Plc

Dear Sirs

PERFECTION EVENT FOR TRANSFER OF UNENCUMBERED INTEREST

1.

I, the undersigned, duly authorise Director of TXO Plc declare that TXO is lawfully entitled to an Unencumbered Interest in exchange for $4,900,000.00 USD which will be forwarded upon receipt of notice from Empire of the transfer of the Unencumbered Interest to TXO.

2.

I provide notice that this notice of exercise is proper notice of intention and the receipt of which by Empire entitles TXO to a 49% interest in licence number EL14/2009 issued by the Tasmanian Government to Great South Land Minerals Limited (a wholly owned subsidiary of Empire).

Yours faithfully,

Signed:

…………………………………………………………………………………….

For and on behalf of:…………………………………………………………………………………….

Date:

………………………………………………………………………………………